EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Releases Its January 2014 Newsletter: Solid December Quarter Drives 15% Quarterly Increase in March Quarter Dividend

WHITE PLAINS, NY, Jan. 27, 2014 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released its January 2014 newsletter today.

FSFR has made significant progress in its first six months as a public company. We effectively utilized our established relationships with sponsors and investment banks to deploy over $100 million of equity raised in our IPO in July, and used the proceeds to establish a liquid, high-quality portfolio consisting of 100% senior secured floating rate loans. As a result, our Board of Directors recently declared a March quarterly dividend of $0.23 per share, which increased 15% from the $0.20 per share December quarterly dividend.

In December, we began drawing on leverage from our low-cost, 8-year revolving credit facility with Natixis, New York Branch. As of January 24, 2014, we have drawn $43 million under the facility bringing our leverage ratio to approximately 0.43x debt-to-equity. We expect to be near our target leverage ratio of 0.85x debt-to-equity later in the March quarter based on the current investment pipeline. We anticipate that our Board of Directors will likely increase the dividend level during the year, consistent with estimated growth in net investment income per share from adding new investments to the portfolio and maintaining our leverage ratio near our target. Net asset value ("NAV") per share at the end of the December quarter is estimated to be stable with our last reported NAV per share of $15.13 as of September 30, 2013.

Deepening the Bench

Our Board of Directors recently announced several changes to the executive management team at FSFR. These changes reflect the growing importance of several members of the FSFR team and their contributions across the Fifth Street platform. It also demonstrates the depth of talent at Fifth Street as we grow our alternative asset management platform. Management and FSFR's Board of Directors continued to increase their share ownership in FSFR, purchasing over 210,000 shares (approximately $3 million) or approximately 3.2% of outstanding shares since the IPO.

Fifth Street Platform Creates Opportunities

FSFR is benefiting from being part of the Fifth Street platform. We are currently awaiting approval for our exemptive application to co-invest with other funds managed by our investment adviser including Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC"). If the co-investment exemptive application is granted, FSFR should be able to share deal flow with FSC that meets its investment criteria (subject to capital availability and in accordance with Fifth Street's investment allocation policy). This should provide FSFR with access to higher yielding investments and FSC with a natural syndication partner. FSFR may then be able to rotate out of lower yielding assets which have appreciated in value, and replace them with these new higher yielding assets. As a result, this could potentially lead to greater velocity in FSFR's portfolio, opportunities to earn incremental fee income and differentiation between FSFR and other senior-focused BDCs and closed-end funds.

We look forward to providing you with more information regarding FSFR's December quarterly results which are scheduled to be released the morning of February 13, 2014, followed by a conference call at 11:00 am ET.

Sincerely,

The Fifth Street Team

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management. With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director
         of Finance & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Corporate Development:
         Juan Alva, Managing Director,
         Head of Strategy & Corporate Development
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com